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                                                                    EXHIBIT 21.1
Enterprise Products Partners L.P.
List of Subsidiaries of the Company


  Enterprise Products Operating L.P., a Delaware limited partnership Sorrento Pipeline Company, LLC, a Texas limited liability company Chunchula Pipeline Company, LLC, a Texas limited liability company Cajun Pipeline Company, LLC, a Texas limited liability company
  HSC Pipeline Partnership, L.P., a Texas limited partnership
  Propylene Pipeline Partnership, L.P., a Texas limited partnership Enterprise Products Texas Operating, L.P., a Texas limited partnership